SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-1004

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

January 18, 2008
Date of Report (Date of Earliest Event Reported)

LEFT BEHIND GAMES INC.
(Exact name of registrant as specified in its charter)

WASHINGTON	000-50603	91-0745418
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25060 HANCOCK AVENUE, SUITE 103 BOX 110, MURRIETA, CA	92562
(Address of principal executive offices)	(Zip code)

(951) 894-6597
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 18, 2008, the board approved the following compensation arrangements as follows:

All stock grants as stated herein are subject to the execution of written agreements with each party. In such agreements, these recipients will be required to sign leak-out lock-up provisions designed to limit the sales of the Company’s stock as follows:

Selling Restriction: Employee/Consultant agrees not to sell daily more than 1/65th of the amount of shares allowable to be sold under Rule 144, currently 1% of the outstanding shares of the company per quarter.

As part of a management and consultant incentive program, the Company granted common stock as follows: Chief Executive Officer, Troy Lyndon was granted ten million shares, one of its directors, Michael Knox, one million shares and Lenox Hill Partners five million shares, subject to Leslie Bocskor’s completion of his current term on the Company’s Board.

As an additional part of this management and consultant incentive program, the Company granted these persons shares of the Company’s common stock as follows: James Frakes was granted four million shares, Kevin Hoekman was granted two million shares, Terri Rausin was granted two million shares, Jerome Mikulich was granted two million shares, Robert Boyd was granted one million shares, George Lorkovic was granted one million shares and Gene Cicero was granted one million shares. Specific to these employees or consultants, should such employee or consultant choose to leave their employ with the Company or is terminated for cause, the grants issued shall be subject to a right of repurchase of 90% of the shares, 70% of the shares, and 50% of the shares, during each of the next three years, respectively, at the par value price of ($.001 per share).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEFT BEHIND GAMES INC.

DATE: January 23, 2008	By:	/s/ Troy Lyndon
	Name:	Troy Lyndon
	Title:	Chief Executive Officer

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